Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned until the undersigned is no longer required to file Schedule 13Ds, without the necessity of filing additional joint acquisition statements.  Until the undersigned is no longer required to file Schedule 13Ds, the undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: June 26, 2013

/s/ James R. Edwards

James R. Edwards, as attorney-in-fact for each of Walter C. Zable, Karen F. Cox, the Zable QTIP Marital Trust Dated 9/18/78, the Survivor’s Trust Created Under the Zable Trust Dated 9/18/1978, the Zable Reverse QTIP Marital Trust Dated 9/18/78 and the Zable Non-QTIP Marital Trust Dated 9/18/78